Exhibit 4.2

RULES

OF

THE NATURALMOTION LIMITED

OPTION PLAN 2012

Adopted by the Board on 20 November 2012

Approved by Shareholders on — 201[    ]

Amended by the Board on — February 2014

7.	Takeover, reconstruction or amalgamation, winding up or Sale of Company	9
7.1	General offer for Company	9
7.2	Compulsory acquisition of Company	9
7.3	Power to declare Options exercisable	9
7.4	Reconstruction or amalgamation of Company	9
7.5	Acceleration of options when no equivalent roll-over offer	10
7.6	Winding up of Company	10
7.7	Meaning of “obtains Control of the Company”	11
7.8	Notification of Option Holders	11

8.	Exchange of options on takeover of company	11
8.1	Exchange of Options	11
8.2	Period allowed for exchange of Options	11
8.3	Meaning of “equivalent”	12
8.4	Date of grant of New Option	12
8.5	Application of Plan to New Option	12

9.	Lapse of options	12

10.	Adjustment of Options on reorganisation	13
10.1	Power to adjust Options	13
10.2	Exercise Price	13
10.3	Capitalisation of reserves	13
10.4	Notification of Option Holders	13

11.	Scheme shares issued on exercise of options	13
11.1	Rights attaching to Shares	13
11.2	Availability of Shares	14

12.	PAYE and National Insurance Contributions	14
12.1	Deductions	14
12.2	Execution of Option Agreement by Option Holder	14
12.3	Transfer of employer’s national insurance contributions	14
12.4	Tax Elections	15
12.5	Tax status	15

13.	Relationship of Plan to contract of employment	15

14.	Administration of Plan	15
14.1	Board responsible for administration	15
14.2	Board’s decision final and binding	16
14.3	Suspension or termination of grant of Options	16

14.4	Provision of information	16
14.5	Shareholder communications	16
14.6	Cost of Plan	16

15.	Amendment of Plan	16
15.1	Power to amend Plan	16
15.2	Rights of existing Option Holders	16
15.3	Notification of Option Holders	17

16	Notices	17
16.1	Notice by Grantor or Administrator	17
16.2	Deceased Option Holders	17
16.3	Notice to the Company	17
16.4	Data Processing	17
16.5	Third Party Rights	17

17	Governing Law	18

Rules of the US Sub-Plan to the NaturalMotion Limited Option Plan 2012 (the “2012 UK Plan”)		19

California Supplement		23

RULES OF THE NATURALMOTION LIMITED

OPTION PLAN 2012

1	INTERPRETATION

1.1	In this Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of the Company in the circumstances referred to in rule 7.1;

Acting In Concert	the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

Adoption Date	the date on which the Plan is adopted by the Board;

Board	the board of directors of the Company or a duly authorised committee thereof;

Business Day	means a day other than a Saturday, Sunday or other day on which banks in San Francisco, California or London, England are required to be closed, or are generally closed for business;

Company	NaturalMotion Limited incorporated in England and Wales under company number 4304578;

Control	the meaning given to that word by section 719 of ITEPA; Date of Grant the date on which an Option is granted to an Eligible Employee determined in accordance with rule 2.3;

Eligible Employee	a director (other than a non executive director) or a bona fide employee of any company within the Group;

Employees’ Share Scheme	the meaning given to that expression by section 1166 of the Companies Act 2006;

Exercise Price	the amount per Share payable on the exercise of an Option determined in accordance with rule 4;

Group	the Company and its Subsidiaries from time to time;

Internal Reorganisation	any event, offer, scheme, share purchase, merger or arrangement whereby:

(a) another company obtains Control of the Company; and

(b) immediately afterwards the issued ordinary share capital of such company is owned substantially by the same persons who were equity shareholders of the Company immediately prior to such event, scheme or arrangement in substantially the same proportions;

ITEPA	the Income Tax (Earnings and Pensions) Act 2003;

Listing	the admittance to trading of any class of share capital of the Company on any recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 or securities market including without limitation Nasdaq, Easdaq or the London Stock Exchange Plc;

New Option	an option granted by way of exchange under rule 8.1;

New Shares	the shares subject to a New Option referred to in rule 8.1;

Notice of Exercise	the notice given in respect of the exercise of an Option under rule 5.5;

Option	a subsisting right to acquire Shares granted under the Plan;

Option Agreement	the certificate issued in respect of the grant of an Option under rule 2.3;

Option Holder	an individual who holds an Option or, where the context permits, his legal personal representatives;

Plan	The NaturalMotion Limited Option Plan 2012 in its present form or as amended from time to time;

Reorganisation	any variation in the share capital of the Company, including but without limitation a capitalisation issue, rights issue, open offer and a sub division, consolidation or reduction in the capital of the Company or where the Compnay is the subject of a demerger;

Sale	means:

(a)	the disposition of all or substantially all of the assets or businesses of the Company to a third party;

(b)	the sale to a third party of more than fifty percent (50%) of the share capital and voting rights of the Company; or

(c)	the merger or consolidation of the Company with or into another company whereby a third party will acquire, directly or indirectly more than fifty percent (50%) of the share capital and voting rights of the surviving company in such merger or consolidation, provided always that an Internal Reorganisation shall not be a Sale;

Shares	fully paid ordinary shares in the capital of the Company;

Subsidiary	the meaning given to that word in section 1159(I) of the Companies Act 2006; and

Trustees	the trustees of any trust created by the Company which, when taken together with the Plan, constitutes an Employees’ Share Scheme.

1.2	In the Plan, unless otherwise specified:

1.2.1	the contents and rule headings are inserted for ease of reference only and do not affect their interpretation;

1.2.2	a reference to a rule is a reference to a rule of the Plan;

1.2.3	a reference to writing includes any mode of reproducing words in a legible form and reduced to paper;

1.2.4	the singular includes the plural and vice-versa and the masculine includes the feminine;

1.2.5	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof; and

1.2.6	the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.

2	GRANT OF OPTIONS

2.1	Options granted by the Board

The Board may from time to time grant Options to Eligible Employees under the Plan.

2.2	Grant of Options determined by the Board

Subject to the rules, the Eligible Employees to whom Options are granted and the terms of such Options shall be determined by the Board in its absolute discretion.

2.3	Procedure for grant of Options and Date of Grant

An Option shall be granted by the Board passing a resolution granting the Option. The date of grant (“Date of Grant”) of the Option shall be the date on which the Board passes the resolution. As soon as reasonably practicable following the grant of the Option, the Company shall execute as a deed a certificate in respect of the Option (“Option Agreement”) and send it to the Option Holder.

2.4	Contents of Option Agreement

An Option Agreement shall state:

2.4.1	the Date of Grant;

2.4.2	the number of Shares subject to the Option;

2.4.3	the Exercise Price;

2.4.4	the date or dates on which the Option will ordinarily become exercisable, whether in whole or in part, and the number of Shares over which the Option may then be exercised;

2.4.5	details of any restrictions attaching to Shares, including details of any risk of forfeiture within section 423 ITEPA;

2.4.6	any conditions applicable to the Option.

Subject thereto, an Option Agreement shall be in such form as the Board may determine from time to time.

2.5	Duration of Plan

An Option may not be granted:

2.5.1	earlier than the Adoption Date; nor

2.5.2	later than the tenth anniversary of the Adoption Date.

2.6	Persons to whom Options may be granted

An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

2.7	Right to Renounce Options

An Eligible Employee to whom an Option is granted may, by notice, in writing to the Company within thirty days after the Date of Grant and, if available, accompanied by the Option Agreement, renounce in whole or in part his rights under the Option. In such a case, the Option shall to that extent be treated, for the purpose of the Plan, as never having been granted. No consideration shall be due from the Company for any such renunciation. Should an Eligible Employee fail to renounce his rights under the Option in accordance with this rule 2.7 then he shall be assumed to have accepted the grant of the Option.

2.8	Options non-transferable

An Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 6.1, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Option Holder purports to transfer, charge or otherwise alienate the Option.

3	LIMIT ON NUMBER OF SHARES PLACED UNDER OPTION UNDER THE PLAN

3.1	General

The number of Shares which may be placed under Option under the Plan shall be limited as set out in the Company’s Articles of Association. In applying the limit, the computational provisions in rule 3.2 shall apply.

3.2	Computation

For the purpose of the limit contained in this rule 3:

3.2.1	there shall be disregarded any Shares which the Trustees have purchased, or determined that they will purchase, in order to satisfy the exercise of an Option;

3.2.2	there shall be disregarded any Shares subject to an Option which has lapsed, or otherwise become incapable of being exercised; and

3.2.3	any Shares issued on the exercise of an Option shall be taken into account once only (when the option is granted) and shall not fall out of account when the Option is exercised.

3.3	Scaling down

If the grant of an Option would cause the limit in this rule 3 to be exceeded, such Option shall take effect as an Option over the maximum number of Shares which does not cause the limit to be exceeded. If more than one Option is granted on the same Date of Grant, the number of Shares which would otherwise be subject to each Option shall be reduced pro rata.

4	EXERCISE PRICE

The amount payable per Share on the exercise of an Option (“Exercise Price”) shall be determined by the Board but shall not be less than the nominal value of a Share.

5	EXERCISE OF OPTIONS

5.1	Earliest date for exercise of Options

Subject to rules 6 and 7, an Option may not be exercised earlier, in relation to the Shares in respect of which the Option is being exercised, than the relevant date specified in the Option Agreement under rule 2.4.

5.2	Latest date for exercise of Options

Subject to rule 6.1, an Option may not be exercised more than ten years after the Date of Grant and any Option not exercised by that time shall lapse immediately.

5.3	Persons who may exercise Options

Subject to rules 6 and 7, an Option may be exercised only while the Option Holder is employed within the Group and if an Option Holder ceases to be employed within the Group, any Option granted to him shall lapse immediately.

5.4	Options may be exercised in whole or in part

An Option may, to the extent it has become exercisable, be exercised in whole or in part. If exercised in part, the unexercised part of the Option shall not lapse and shall remain exercisable.

5.5	Procedure for exercise of Options

An Option shall be exercised by the Option Holder delivering to the Company a duly completed notice (“Notice of Exercise”) in the form from time to time prescribed by the Board, specifying the number of Shares in respect of which the Option is being exercised and, if available, accompanied by the Option Agreement and payment in full for the Shares. For the avoidance of doubt, the date of exercise of an Option shall be determined in accordance with rule 17.

5.6	Issue or transfer of Shares on exercise of Options

Subject to any necessary consents and to compliance by the Option Holder with the rules, the Company shall, as soon as reasonably practicable and in any event not later than thirty days after receipt of the Notice of Exercise, issue or transfer to the Option Holder, or procure the transfer to the Option Holder of, the number of Shares specified in the Notice of Exercise and shall deliver or procure the delivery to the Option Holder of, a definitive share certificate in respect of such Shares together with, in the case of the partial exercise of an Option, an Option Agreement in respect of, or the original Option Agreement endorsed to show, the unexercised part of the Option.

6	EXERCISE OF OPTIONS IN SPECIAL CIRCUMSTANCES

6.1	Death

Notwithstanding rules 5.1, 5.2 and 5.3, if an Option Holder dies before the tenth anniversary of the Date of Grant, his personal representatives shall be entitled to exercise his Options that have become exercisable at the date of death at any time during the twelve month period following his death. If not so exercised, the Options shall lapse immediately.

6.2	Injury, disability, redundancy, retirement etc

Notwithstanding rules 5.1 and 5.3, if an Option Holder ceases to be employed within the Group before the tenth anniversary of the Date of Grant by reason of:

6.2.1	injury, ill health or disability;

6.2.2	redundancy within the meaning of the Employment Rights Act 1996;

6.2.3	retirement at the age at which he is bound or entitled to retire under the terms of his contract of employment or early retirement by agreement with the company by which he is employed;

6.2.4	the Option Holder being employed by a company which ceases to be a member of the Group; or

6.2.5	the Option Holder being employed in an undertaking or part of an undertaking which is transferred to a person who is not a member of the Group he shall be entitled to exercise his Options (only those that have vested) at any time during the period ending three months after the date of cessation of his employment.

If not so exercised, the Options shall lapse immediately.

6.3	Other special circumstances

Notwithstanding rules 5.1 and 5.3, the Board may, at its discretion, allow an Option Holder who has ceased to be employed within the Group for a reason other or including those referred to in rules 6.1 and 6.2 to exercise his Options at any time during the period ending twelve months after the date of cessation of his employment or during such other period as the Board determines.

If not so exercised, the Options shall lapse immediately.

6.4	Option Holder relocated abroad

Notwithstanding rule 5.1, if it is proposed that an Option Holder, while continuing to be employed within the Group, should transfer to work in a country other than the country in which he is currently working and, by reason of transfer, the Option Holder would:

6.4.1	suffer less favourable tax treatment with respect to his Options; or

6.4.2	become subject to a restriction on his ability to exercise his Options or to hold or deal in the Shares or the proceeds of sale of the Shares acquired on the exercise of the Options the Option Holder may at the discretion of the Board exercise his Options at any time during the period beginning three months before the proposed date of his transfer and ending three months after the date of his actual transfer. If not so exercised, the Options shall not lapse but continue in force.

6.5	Meaning of ceasing to be employed within Group

For the purpose of rules 6.2 and 6.3, an Option Holder shall not be treated as ceasing to be employed within the Group until he no longer holds any office or employment in the Company or any Subsidiary or, being a female employee who is absent from work by reason of pregnancy or confinement, she ceases to be entitled to exercise her right to return to work under the Employment Rights Act 1996. It is noted that a director who is not a full time employee of the Company shall not be treated as being employed within the Group.

6.6	Interaction of rules

If an Option has become exercisable under rule 6.2 or 6.3 and, during the period allowed for the exercise of the Option under rule 6.2 or 6.3, the Option Holder dies, the period allowed for the exercise of the Option shall be the period allowed by rule 6.1.

If an Option has become exercisable under rule 6 and, during the period allowed for the exercise of the Option under rule 6, the Option becomes exercisable under rule 7 also (or vice versa), the period allowed for the exercise of the Option shall be the first to determine of the period allowed by rule 6 and the period allowed by rule 7.

7	TAKEOVER, RECONSTRUCTION, AMALGAMATION, WINDING UP OR SALE OF COMPANY

7.1	General offer for Company

Notwithstanding rule 5.1, but subject to rule 7.2, if a person obtains Control of the Company as a result of making:

7.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

7.1.2	a general offer to acquire all the shares in the Company of the same class as the Shares

(in either case, other than any shares already held by him or a person Acting In Concert with him), Options which have already become exercisable may be exercised, subject to rule 7.2, at any time during the five (5) Business Day period ending the Business Day prior to the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied (the “Change of Control”). If not so exercised, the Options shall lapse on the Change of Control.

7.2	Compulsory acquisition of Company

Notwithstanding rule 5.1, if a person becomes entitled or bound to acquire shares in the Company under the provisions contained in Chapter 3 of Part 28 of the Companies Act 2006, Options which have already become exercisable may be exercised at any time during the period beginning with the date the person serves a notice under Chapter 3 and ending seven clear days before the date on which the person ceases to be entitled to serve such a notice. If not so exercised, the Options shall cease to be exercisable and shall lapse when the person ceases to be entitled to serve such a notice.

7.3	Power to declare Options exercisable

Notwithstanding rules 5.1 and 7.5, if at any time a person makes such an offer as is referred to in rule 7.1, or an offer to acquire the whole or substantially the whole of the Company’s business, or proposes to obtain Control of the Company in the manner referred to in rule 7.4, the Board may, in its absolute discretion and by notice in writing to all Option Holders, declare all outstanding Options to be exercisable during a limited period specified by the Board in the notice. If the Board so declares, all outstanding Options may be exercised at any time during such period. If not so exercised the Option shall lapse immediately.

7.4	Reconstruction or amalgamation of Company

Notwithstanding rule 5.1, if a person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006:

7.4.1.	Options which have already become exercisable may be exercised, conditionally on the compromise or arrangement becoming effective, at any time during the period beginning with the date of the meeting of the members of the Company ordered by the court and ending on the earlier of six months thereafter and seven clear days before the court sanctions the compromise or arrangement;

7.4.2	if the compromise or arrangement becomes effective, any Options not so exercised by the earlier of the dates referred to in rule 7.4.1 shall cease to be exercisable and shall lapse at the end of the six month period referred to in rule 7.4.1;

7.4.3	if the compromise or arrangement does not become effective within the six month period referred to in rule 7.4.1, any conditional exercise of an Option shall be of no effect and the Option shall continue to exist; and

7.4.4	the date of exercise of all Options exercised conditionally under this rule 7.4 shall be deemed to be the date on which the court sanctions the compromise or arrangement.

7.5	Acceleration of options when no equivalent roll-over offer

If the person referred to in rule 7.1, 7.2 or 7.4 is a company and does not offer Option Holders the opportunity to exchange options in accordance with rule 8 (and in particular satisfies the equivalence requirements of rule 8.3) such offer to take effect upon Control of the Company passing all Options (whether vested or unvested) shall automatically become exercisable in full and rules 7.1, 7.2 and 7.4 shall apply to all Options (including that part of the Options which are accelerated as a result of the application of this rule 7.5).

7.6	Winding up of Company

Notwithstanding rule 5.1, if notice is given of a resolution for the voluntary winding-up of the Company:

7.6.1	Options which have already become exercisable may be exercised, conditionally on the passing of the resolution, at any time during the period beginning with the date the notice is given and ending seven clear days before the resolution is passed or defeated or the general meeting is concluded or adjourned sine die;

7.6.2	if the resolution is passed, any Options not so exercised shall lapse immediately;

7.6.3	if the resolution is not passed, any conditional exercise of an Option shall be of no effect and the Option shall continue to exist; and

7.6.4	the date of exercise of all Options exercised conditionally under this rule 7.6 shall be deemed to be the date on which the resolution is passed.

7.7	Meaning of “obtains Control of the Company”

For the purpose of rule 7, a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

7.8	Notification of Option Holders

The Board shall, as soon as reasonably practicable, notify each Option Holder of the occurrence of any of the events referred to in rule 7 and explain how this affects his position under the Plan.

7.9	Sale

Notwithstanding the other provisions of this rule 7, Options which have already become exercisable may be exercised at any time during the five (5) Business Day period ending the Business Day prior to completion of a Sale. If not so exercised, the Options shall lapse upon completion of the Sale.

8	EXCHANGE OF OPTIONS ON TAKEOVER OF COMPANY

8.1	Exchange of Options

If the person referred to in rule 7.1, 7.2 or 7.4 (reading the reference in rule 7.4 to “proposes to obtain” as “obtains”) is a company (“Acquiring Company”), an Option Holder may, at any time during the period set out in rule 8.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Shares”) in:

8.1.1	the Acquiring Company; or

8.1.2	a company which has Control of the Acquiring Company; or

8.1.3	a company which either is, or has Control of, a company which is a member of a consortium within the meaning of paragraph 36(2) of Schedule 4 to ITEPA which owns either the Acquiring Company or a company having Control of the Acquiring Company.

If not so released, an Option may not be exercised during the relevant period and shall lapse on expiry of the relevant period.

8.2	Period allowed for exchange of Options

The period referred to in rule 8.1 is:

8.2.1	where rule 7.1 applies, the period of one Business Day following the Change of Control;

8.2.2	where the rule 7.2 applies, the period during which the Acquiring Company remains so entitled or bound; and

8.2.3	where rule 7.4 applies, the period of six months beginning with the time when the court sanctions the compromise or arrangement.

8.3	Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this rule 8 as equivalent to the Option unless:

8.3.1	the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Plan as it had effect immediately before the release of the Option; and

8.3.2	the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is as nearly as may be equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

8.3.3	the total amount payable by the Option Holder for the acquisition of the New Shares under the New Option is as nearly as may be equal to the total amount that would have been payable by the Option Holder for the acquisition of the Shares under the Option.

8.4	Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

8.5	Application of Plan to New Option

In the application of the Plan to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively, save that in the definition of “Board” the reference to “Company” shall be read as if it were a reference to NaturalMotion Limited.

9	LAPSE OF OPTIONS

An Option shall lapse on the earliest of:

9.1	subject to rule 7.1, the tenth anniversary of the Date of Grant;

9.2	subject to rules 6.1 to 6.3, the Option Holder ceasing to be employed within the Group;

9.3	the date on which it is provided that the Option shall lapse under rules 6.1 to 6.3 and 7.1 to 7.6, 7.9 and 8.1;

9.4	the date on which a resolution is passed or an order is made by the court for the compulsory winding-up of the Company;

9.5	the date on which the Option Holder becomes bankrupt, enters into a compromise with his creditors generally or purports to transfer, charge or otherwise alienate the Option.

10	ADJUSTMENT OF OPTIONS ON REORGANISATION

10.1	Power to adjust Options

In the event of a Reorganisation, the number of Shares subject to an Option and the Exercise Price may be adjusted in such manner as the Company determines.

10.2	Exercise Price

Subject to rule 10.3, no adjustment shall be made to the Exercise Price which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share and, if an adjustment would so result, the Exercise Price shall be the nominal value of a Share.

10.3	Capitalisation of reserves

Notwithstanding rule 10.2, an adjustment may be made which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share if and to the extent that the Board is authorised to capitalise from the Company’s reserves a sum equal to the amount by which the aggregate nominal value of the Shares subject to the Options which are adjusted exceeds the aggregate adjusted Exercise Price under such Options. If such an adjustment is made, on the subsequent exercise of the Option, the Board shall capitalise such sum and apply the sum in paying up such excess.

10.4	Notification of Option Holders

The Board shall, as soon as reasonably practicable, notify each Option Holder of any adjustment made under this rule 10 and explain how this affects his position under the Plan. The Board may call in for endorsement or cancellation and re-issue any Option Agreement in order to take account of such adjustment.

11	SHARES ISSUED ON EXERCISE OF OPTIONS

11.1	Rights attaching to Shares

All Shares issued on the exercise of an Option shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.

11.2	Availability of Shares

The Company shall at all times use its reasonable endeavours to keep available sufficient authorised but unissued Shares to satisfy the exercise of all Options which the Board has determined will be satisfied by the issue of Shares (whether directly to the Option Holder or indirectly via the Trustees).

12	PAYE AND NATIONAL INSURANCE CONTRIBUTIONS AND OTHER TAX MATTERS

12.1	Deductions

Where, in relation to an Option granted under the Plan, the Company or any member of the Group (as the case may be) is liable, or is in accordance with current practice believed by the Board to be liable, to account to HMRC or other authority for any sum in respect of any tax or social security liability of the Option Holder, the Option may not be exercised unless the Option Holder has beforehand paid the Company or the member of the Group (as the case may be), an amount equal to such sum together with, to the extent permitted by law any social security liability of the Company or any member of the Group arising in connection with the Option or has entered into some other arrangement to ensure that such amount is available to them or it (whether by authorising the sale of some or all of the Shares subject to his Option and the payment to the Company or the member of the Group (as the case may be) of the requisite amount of the proceeds of sale or otherwise).

12.2	Execution of Option Agreement by Option Holder

The Board may require an Option Holder to execute a copy of the Option Agreement or some other document on order to bind himself contractually to any such arrangement as is referred to in rule 12.1 and return the executed document to the Board by a specified date. Failure to return the executed document by the specified date shall cause the Option to lapse.

12.3	Transfer of employer’s national insurance contributions

The Company may, at its discretion, impose requirements for the payment by the Option Holder of all or any part of the employer’s national insurance contributions liability which may arise as a result of the exercise of his Option (“Employer’s NIC”). Such requirements may include in particular, but not by way of limitation, a determination that the Option may not be exercised unless the Option Holder has beforehand paid to the Company (or the member of the Group which employs the Option Holder, if different) an amount sufficient to discharge all or any part of the Employer’s NIC. Alternatively, the Option Holder may, by agreement with the Company or the member of the Group (as the case may be), enter into some other arrangement to ensure that such amount is available to them or it (whether by authorising the sale of some or all of the Shares subject to this Option and the payment to the Company or the member of the Group (as the case may be) of the requisite amount out of the proceeds of sale or otherwise). Where this is the case the Option shall not be treated as exercised until the Company or the member of the Group (as the case may be) determine that such arrangements are satisfactory to it.

12.4	Tax Elections

The Company may at its discretion exercised at any time before the exercise of an Option determine that the Option may not be exercised unless the Option Holder has beforehand signed an election under chapter 2 of part 7 of ITEPA, or under section 165 of the Taxation of Chargeable Gains Act 1992.

12.5	Tax status

Neither the Company nor any parent or subsidiary of the Company shall have any liability to the Option Holder if any option (or any part thereof) which is intended to be a qualifying option under Schedule 5 to ITEPA is not or ceases to be such a qualifying option (in whole or in part).

13	RELATIONSHIP OF PLAN TO CONTRACT OF EMPLOYMENT

13.1	Notwithstanding any other provision of the Plan:

13.1.1	the Plan shall not form part of any contract of employment between the Company or any Subsidiary and an Eligible Employee;

13.1.2	unless expressly so provided in his contract of employment, an Eligible Employee has no right to be granted an Option;

13.1.3	the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any Options held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable; and

13.1.4	if an Eligible Employee ceases to be employed within the Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Options held by him which lapse by reason of his ceasing to be employed within the Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

13.2	By accepting the grant of an Option and not renouncing it, an Option Holder is deemed to have agreed to the provisions of this rule 13.

14	ADMINISTRATION OF PLAN

14.1	Board responsible for administration

The Board shall be responsible for, and shall have the conduct of, the administration of the Plan. The Board may from time to time make or amend regulations for the administration of the Plan provided that such regulations shall not be inconsistent with the rules of the Plan.

14.2	Board’s decision final and binding

The decision of the Board shall be final and binding in all matters relating to the administration of the Plan, including but not limited to the resolution of any ambiguity in the rules of the Plan.

14.3	Suspension or termination of grant of Options.

The Board may terminate or from time to time suspend the grant of Options.

14.4	Provision of information

An Option Holder shall provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its obligations under Chapter 1 of part 7 of or Schedule 5 to ITEPA or such other provisions of any tax or national insurance legislation as the Company considers appropriate.

14.5	Shareholder communications

The Company may send to Option Holders copies of any notice or other document sent by the Company to its shareholders generally.

14.6	Cost of Plan

The cost of introducing and administering the Plan shall be met by the Company. The Company shall be entitled, if it wishes, to charge an appropriate part of such cost to a Subsidiary. The Company shall also be entitled, if it wishes, to charge to a Subsidiary the opportunity cost of issuing Shares to an Option Holder employed by the Subsidiary following his exercise of an Option.

15	AMENDMENT OF PLAN

15.1	Power to amend Plan

Subject to rule 15.2, the Board may from time to time alter or add to the rules of the Plan.

15.2	Rights of existing Option Holders

An amendment may not adversely affect the rights of an existing Option Holder except where the amendment has been approved by the existing Option Holders in such manner as would be required by the Company’s articles of association (with appropriate changes) if the Shares subject to their Options had been issued or transferred to them (so that they had become shareholders in the Company) and constituted a separate class of shares.

15.3	Notification of Option Holders

The Board shall, as soon as reasonably practicable, notify each Option Holder of any amendment to the rules of the Plan under this rule 15 and explain how it affects his position under the Plan.

16	NOTICES

16.1	Notice by Grantor or Administrator

Any notice, document or other communication given by, or on behalf of, the Company or the Board to any person in connection with the Plan shall be deemed to have been duly given if sent to him by post, fax or electronically at his place of work, if he is employed within the Group, or sent through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

16.2	Deceased Option Holders

Any notice, document or other communication so sent to an Option Holder shall be deemed to have been duly given notwithstanding that such Option Holder is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Board and supplied to the Board an address to which notices, documents and other communications are to be sent.

16.3	Notice to the Company

Any notice, document or other communication given to the Company in connection with the Plan shall be sent by post, fax or electronically to the Company Secretary at the Company’s registered office or such other address as may from time to time be notified to Option Holders but shall not in any event be duly given unless it is actually received at such address.

16.4	Data Processing

Each Option Holder agrees to the receipt, holding and processing of information in connection with the grant, vesting, exercise, taxation (including social security contributions) and general administration of the Plan and his Options by the Company and any member of the Group and any of their advisers or agents and to the transmission of any such information outside of the European Economic Area.

16.5	Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Plan nor to any Option and no person other than parties to an Option shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

17	GOVERNING LAW

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Option granted under it shall be governed by English law. The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan. The jurisdiction agreement contained in this rule 17 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction. By accepting the grant of an Option and not renouncing it, an Option Holder is deemed to have agreed to submit to such jurisdiction.

RULES OF THE US SUB-PLAN TO THE NATURALMOTION LIMITED

OPTION PLAN 2012 (THE “2012 UK PLAN”)

This plan together with the California supplement (the “US Sub-Plan”) is a sub-plan adopted to permit the grant of options to US resident employees.

1.	DEFINITIONS

In this US Sub-Plan, the words and expressions used in the 2012 UK Plan shall bear, unless the context otherwise requires, the same meaning herein save to the extent the Rules in this US Sub-Plan shall provide to the contrary.

2.	APPLICATION OF UK PLAN

Save as modified in this US Sub-Plan, all the provisions of the 2012 UK Plan shall be incorporated into this US Sub-Plan as if fully set out herein so as to be part of this US Sub-Plan.

3.	LIMITS

The number of Shares which may be subject to Options under this US Sub-Plan is 2,000,000 Shares. Notwithstanding Section 3.3 of the 2012 UK Plan, no Option shall be granted under the US Sub Plan unless there shall be sufficient Shares remaining available for issuance under the US Sub Plan pursuant to this Section 3 or the Board shall have approved such an increase in the Shares available for issuance under the US sub Plan subject to Shareholder approval.

4.	EFFECTIVE DATE AND TERM OF US SUB-PLAN

This US Sub-Plan shall become effective on the date on which it is adopted by the Board. No Option shall be granted under this US Sub-Plan after the completion of 10 years from the earlier of:

4.1	the date on which this US Sub-Plan was adopted by the Board, or

4.2	the date this US Sub-Plan was approved by the Company’s shareholders,

but Options previously granted under this US Sub-Plan may extend beyond that date.

5.	AMENDMENTS

The Board may amend, suspend or terminate this US Sub-Plan or any portion thereof at any time.

6.	COMPLIANCE WITH CODE SECTION 409A

The Company shall have no liability to an Option Holder, or any other party, if an Option that is intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) is not so exempt or compliant or for any action taken by the Board.

7.	NO RIGHT TO EMPLOYMENT OR OTHER STATUS

No person shall have any claim or right to be granted an Option under this US Sub-Plan, and the grant of an Option shall not be construed as giving an Option Holder the right to continued employment or any other relationship with any company within the Group.

8.	AMENDMENT OF OPTIONS

The Board may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another Option of the same or different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Option Holder’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Option Holder.

9.	CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to this US Sub-Plan or to remove restrictions from Shares previously delivered under this US Sub-Plan until:

9.1	all conditions of the Option have been met or removed to the satisfaction of the Company,

9.2	in the opinion of the Company’s counsel, all other legal matters in connection with the issue, allotment and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and

9.3	the Option Holder has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

10.	GRANT OF OPTIONS

10.1	An option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

10.2	The Exercise Price of (a) an Option intended to be an Incentive Stock Option and (b) any Non-statutory Stock Option granted to a US tax resident shall be not less than 100% of the fair market value of a Share on the date on which the Option is granted (which shall be determined by the Board and shall not be less than the nominal value of a Share) unless, in the case of (b) such Option is structured to comply with Section 409A of the Code.

10.3

An Option that the Board intend to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to Eligible Employees who are also employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to an Option Holder, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board to amend, modify or terminate the rules of the UK Plan, this US Sub-Plan or any Option, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

10.4	Unless otherwise provided by the Board in their sole discretion, no portion of any Option shall vest after termination of an Option Holder’s employment within the Group.

10.5	Notwithstanding Rule 6.1 of the UK Plan, where an Option Holder ceases to be an Eligible Employee by reason of his death his Option will be capable of transfer in accordance with the Option Holder’s will, or the laws of decent and distribution.

10.6	Shares purchased upon the exercise of an Option granted under this US Sub-Plan shall be paid for as follows:

(a)	in cash or by check, payable to the order of the Company;

(b)	except as may otherwise be provided in the applicable Option agreement, by:

(i)	delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding; or

(ii)	delivery by the Option Holder to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(c)	to the extent provided for in the applicable Option agreement or approved by the Board, in their sole discretion, by delivery (either by actual delivery or attestation) of shares in the capital of the Company owned by the Option Holder valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided:

(i)	such method of payment is then permitted under applicable law;

(ii)	such shares, if acquired directly from the Company, were owned by the Option Holder for such minimum period of time, if any, as may be established by the Board in their discretion; and

(iii)	such shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(d)	to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in their sole discretion, by:

(i)	delivery of a promissory note of the Option Holder to the Company on terms determined by the Board, or

(ii)	payment of such other lawful consideration as the Board may determine; or

(e)	by any combination of the above permitted forms of payment.

11.	EXERCISE OF OPTIONS IN SPECIAL CIRCUMSTANCES

If an Option Holder becomes disabled (within the meaning of Section 22(e)(3) of the Code) before the tenth anniversary of the Date of Grant, the period of 3 months for the exercise of Options provided in Rule 6.2 of the UK Plan shall not apply for the purposes of this US Sub-Plan. Instead, in such circumstances, Options may be exercised for a period of 12 months following the date of disability but in no event later than the tenth anniversary of the relevant Date of Grant.

12.	DISQUALIFYING DISPOSITION

If the Option Holder disposes of Shares acquired upon exercise of an Incentive Stock Option within two years from the Date of Grant or one year after such Shares were acquired pursuant to exercise of such option, the Option Holder shall notify the Company in writing of such disposition.

13.	ADJUSTMENTS

In the event of any variation of the share capital of the Company by way of capitalization or rights issue, or sub-division, consolidation or reduction or any other variation in the share capital of the Company after the Date of Grant of any Option: (i) the number or amount of Shares that are the subject of an Option; (ii) the relative Exercise Price; and (iii) the limits on Options set forth in Section 3 hereof must be adjusted proportionately; PROVIDED THAT the Exercise Price in relation to any Option to subscribe for Shares is not reduced below the nominal value of a Share.

14.	GOVERNING LAW AND JURISDICTION

14.1	US Sub-Plan governed by English law

The formation, existence, construction, performance, validity and all aspects whatsoever of this US Sub-Plan, any term of this US Sub-Plan and any Option granted under it shall be governed by English law.

14.2	English courts to have jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, this US Sub-Plan.

CALIFORNIA SUPPLEMENT

The Board have adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Law:

Any Options granted under the US Sub-Plan to the 2012 UK Plan to an Option Holder who is a resident of the State of California on the date of grant (a “California Option Holder”) shall be subject to the following additional limitations, terms and conditions:

1.	Additional Limitations on Options.

1.1	Maximum Duration of Options. No Options granted to California Option Holders shall have a term in excess of 120 months measured from the Date of Grant.

1.2	Minimum Exercise Period Following Termination. Unless a California Option Holder’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such Option Holder, or in the instrument evidencing the grant of such Option Holder’s Option), in the event of termination of employment of such Option Holder, such Option Holder shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, until the earlier of: (i) at least six months from the date of termination, if termination was caused by such Option Holder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), (ii) at least 30 days from the date of termination, if termination was caused other than by such Option Holder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (iii) the Option expiration date.

2.	Additional Limitations on Timing of Awards.

No Option granted to a California Option Holder shall become exercisable, vested or realizable, as applicable to such Option, unless the US Sub-Plan has been approved by the holders of a majority of the Company’s outstanding voting securities by the later of (i) within 12 months before or after the date the US Sub-Plan was adopted by the Board or (ii) prior to or within 12 months of the granting of any Option to a California Option Holder.